Exhibit 23.1

802 N Washington St

Spokane, WA    99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 as filed with the SEC of our audit report dated March 30, 2018, with respect to the consolidated balance sheets of Cruzani, Inc. (f/k/a US Highland, Inc.) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. Our report dated March 30, 2018, relating to those financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Cruzani Inc.'s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

Spokane, Washington

December 6, 2018